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EXHIBIT 10(i)

Hewlett-Packard Company
Executive Deferred Compensation Plan
(Amended and Restated effective November 1, 2001)

Section 1. Establishment and Purpose of Plan

        The Hewlett-Packard Company Executive Deferred Compensation Plan was adopted and established effective January 1, 1994, and has been amended from time to time. The Plan provides deferred compensation for a select group of management or highly compensated employees as established in Title I of ERISA. Effective November 1, 2001, the Plan is hereby amended and restated.

        The Plan is intended to be an unfunded and unsecured deferred compensation arrangement between the Participant and the Company, in which the Participant agrees to give up a portion of the Participant's current compensation in exchange for the Company's unfunded and unsecured promise to make a deferred payment at a future date, as specified in Section 6. The Company retains the right, as provided in Section 14, to amend or terminate the Plan at any time. Certain capitalized words used in the text of the Plan are defined in Section 21 in alphabetical order.

Section 2. Participation in the Plan.

        All Eligible Employees are eligible to defer Base Pay or Bonuses under the Plan.

Section 3. Timing and Amounts of Deferred Compensation

        Eligible Employees shall make elections to participate in the Plan, as follows:

        3.1    Base Pay Deferrals.

            3.1.1    Timing of Base Pay Deferral.    With respect to a deferral of Base Pay, an election to participate must be made prior to December 16 of the calendar year preceding the calendar year with respect to which an election to defer Base Pay is made, in accordance with any procedures established by the Committee.

            3.1.2    Amount of Base Pay Deferral.    Once an election is made by an Eligible Employee, an annual whole dollar amount will be deferred from Base Pay, taken equally over the twenty-four (24) pay periods falling within the calendar year to which the election pertains. The minimum amount of Base Pay which may be deferred is $6,000 per calendar year. The maximum amount of Base Pay which may be deferred each calendar year is equal to the amount of Base Pay exceeding the amount defined in Code section 401(a)(17), as adjusted by the Secretary of the Treasury under Code section 415(d), in effect on January 1 of the calendar year to which the deferral election pertains.

        3.2    Bonus Deferrals.

            3.2.1    Timing of Bonus Deferral.    Participants must make an election to defer an H1 Bonus and/or H2 Bonus before December 16 of the calendar year ending within the fiscal year to which the H1 and H2 Bonuses pertain, in accordance with any procedures established by the Committee. Participants must make an election to defer the Deferred Cash Bonus in accordance with any procedures established by the Committee. Notwithstanding the foregoing, an election to defer an H2 Bonus may be amended or revoked at any time prior to the commencement of the Performance Period to which the H2 Bonus relates, in accordance with any procedures established by the Committee.

            3.2.2    Amount of Bonus Deferral.    An Eligible Employee may defer any portion, up to 95%, of any H1 or H2 Bonus to which he or she may become entitled, so long as the deferral amount is expressed in terms of a whole percentage point. An Eligible Employee may also defer any portion, up to 95%, of the Deferred Cash Bonus to which he or she may become entitled, so long as the deferral amount is expressed in terms of a whole percentage point. Once an election is made by an Eligible Employee to defer a portion of a Bonus, the appropriate amount will be withheld from the Bonus when the amount of the Bonus has been certified by the Committee (with respect to a Bonus under the PFR Plans), but not before the Bonus would otherwise have been paid to the Participant in cash under the plan from which the Bonus is payable.

        3.3    Effect of Taxes on Maximum Deferrals.    Notwithstanding any provision herein to the contrary, and to the extent consistent with the terms of the PFR Plans, the Company may withhold Taxes from any cash payment made under such plans, owing as a result of any deferral or payment hereunder, as the Company deems appropriate in its sole discretion. If, with respect to the pay period within which a deferral, payment or Bonus is made under this Plan or other plans from which a Bonus is payable, the Participant receives insufficient actual cash compensation to cover such Taxes, then the Company may withhold any remaining Taxes owing from the Participant's subsequent cash compensation received, until such Tax obligation is satisfied, or otherwise make appropriate arrangements with the Participant for satisfaction of such obligation.

        3.4    Committee Discretion.    Notwithstanding anything in this Section 3 to the contrary, the Committee shall have the discretion to modify the availability and timing of a valid deferral election under this Section 3, in any manner it deems appropriate; provided, however, that any alteration with respect to a Covered Officer must be consistent with the requirements for deductibility of compensation under section 162(m) of the Code.

Section 4. Deferral Accounts.

        4.1    In General.    Amounts deferred pursuant to Section 3 shall be credited to a Deferral Account in the name of the Participant. Deferred Amounts arising from deferrals of Base Pay shall be credited to a Deferral Account at least quarterly. Deferrals resulting from amounts credited to a Participant's Deferral Account from the deferral of Bonuses shall be credited to a Deferral Account as soon as practicable after the Committee or its delegate—as appropriate under, and in accordance with, the terms of the plan from which the Bonus is payable—has certified the amount of a Bonus, but not before the Bonus would otherwise have been paid to the Participant in cash. The Participant's rights in the Deferral Account shall be no greater than the rights of any other unsecured general creditor of the Company. Deferred Amounts and Earnings thereon invested hereunder shall for all purposes be part of the general funds of the Company. Any payout to a Participant of amounts credited to a Participant's Deferral Account are not due, nor are such amounts ascertainable, until the Payout Commencement Date.

        4.2    Hewlett-Packard Company Officers Early Retirement Plan Deferrals.    A Deferral Account may be created or credited pursuant to the termination of the Hewlett-Packard Company Officers Early Retirement (OER) Plan, as restated effective October 31, 1999. Except as otherwise provided in this Section 4.2, an OER Deferral shall be forfeited in full, if the Termination Date of a Rollover Participant for whom the OER Deferral was created or credited, occurs prior to April 1, 2001. Notwithstanding the foregoing, the OER Deferral of a Rollover Participant shall not be forfeited due to his or her Termination Date occurring prior to April 1, 2001, if the Rollover Participant has attained the age of 58 on or before March 31, 1999.

Section 5. Earnings on the Deferral Account.

        5.1    Crediting in General.    Amounts in a Participant's Deferral Account will be credited at least quarterly with Earnings until such amounts are paid out to the Participant under this Plan as set forth in Section 6. All Earnings attributable to the Deferral Account shall be added to the liability of and retained therein by the Company. Any such addition to the liability shall be appropriately reflected on the books and records of the Company and identified as an addition to the total sum owing the Participant. The Deferral Account of a Rollover Participant shall be credited with Earnings at the same time and accounted for in the same manner as the Deferral Account of a Participant (regardless of the Rollover Participant's eligibility to participate in the Plan), pro-rated to reflect the date on which the deferral account from a Rollover Plan is transferred into the Plan.

        5.2    Hypothetical Investment Choice.    Except as otherwise provided in this Section 5.2, and subject to provisions of Section 4.1, the Committee may, in its discretion, offer Participants a choice among various hypothetical investments on which their Deferral Accounts may be credited. Such a choice is nominal in nature, and grants Participants no real or beneficial interest in any specific fund or property. Provision of a choice among hypothetical investment options grants the Participant no ability to affect the actual aggregate investments the Company may or may not make to cover its obligations under the Plan. Any adjustments the Company may make in its actual investments for the Plan may only be instigated by the Company, and may or may not bear a resemblance to the Participants' hypothetical investment choices on an account-by-account basis. The timing, allowance and frequency of hypothetical investment choices, and a Participant's ability to change how his or her Deferral Account is credited, is within the sole discretion of the Committee.

        5.3    OER Deferral Fund.    The balanced Fund, referenced in Section 21.13.3, with respect to which OER Deferrals are credited, is a frozen fund. Participants will not have, among the hypothetical investment choices, the right to request that additional Deferral Account balances be credited in accordance with the deemed return on investment of this Fund. However, Participants may choose to have any or all of the balance of a Deferral Account being credited in accordance with the deemed return on investment of this Fund, credited instead using any of the hypothetical investment choices referenced in Section 5.2.

Section 6. Payout to the Participants.

        6.1    Termination After Retirement Date.    If a Participant's Termination Date is on or after his or her Retirement Date and the Participant's Deferral Account balance is no less than $15,000 on the Retirement Date, an election as to the form and commencement of benefit may be made in accordance with this Section 6.1. An election under this section is only valid if made before the date which is at least twelve (12) months prior to the Participant's Termination Date, and on or before the last day of the calendar year preceding the Termination Year.

            6.1.1    Form of Payout.    A Participant making a valid election under this Section 6.1 may elect to receive either (a) a single lump sum payout by January 15 of the year following the Termination Year, or (b) a payout in annual installments over a five (5) to fifteen (15) year period beginning with the January 15 following the Termination Year.

            6.1.2    Commencement of Payout.    A Participant making a valid election under this Section 6.1 may elect to further defer the Payout Commencement Date, under either the single lump sum or the annual installment election addressed in Section 6.1.1, by an additional one (1), two (2) or three (3) years beginning after the January 15 following the Termination Year.

            6.1.3    Earnings on Deferral Accounts.    Whatever the form of payout under Section 6, and whatever the timing of the Payout Commencement Date, the Deferral Account of a Participant shall continue to be credited with Earnings until all amounts in such an account are paid out to the Participant.

        6.2    Default Form and Commencement of Payout.    If a Participant's Termination Date is on or after his or her Retirement Date, a valid election under Section 6.1 is not made, and the Participant's Deferral Account balance is no less than $15,000 on the Retirement Date, then the Participant shall receive his or her payout in annual installments over the fifteen (15) year period beginning with the

January 15 following the Termination Year. If, however, such Deferral Account balance is less than $15,000 on the Retirement Date, then the Participant shall receive a single lump sum payout as soon as practicable after the Retirement Date.

        6.3    Death of Participant.    If a Participant dies and an election was made under Section 6.1, the Beneficiary shall be paid according to the election even though the election was not made twelve (12) months or more prior to the Participant's death. If the Participant dies and no valid election was made, and the Participant's Deferral Account balance is no less than $15,000 on the date of death, then the Beneficiary will receive the payout in annual installments over the fifteen (15) year period beginning with the January 15 in the calendar year following the year of the Participant's death. If, however, such Deferral Account balance is less than $15,000 on the date of death, then the Beneficiary shall receive a single lump sum payout as soon as practicable after the date of death.

        6.4    Termination Prior to Retirement Date.    If the Participant's Termination Date precedes his or her Retirement Date, then the Participant will receive a single lump sum payout as soon as practicable after the Termination Date.

        6.5    Committee Discretion.    Notwithstanding anything in this Section 6 to the contrary, the Committee shall have the discretion to modify the availability and timing of a valid election under Section 6.1, and the timing, form and amount (e.g., payouts affected by a forfeiture under Section 4.2) of any payout, in any manner it deems appropriate; provided, however, that any alteration with respect to a Covered Officer must be consistent with the requirements for deductibility of compensation under section 162(m) of the Code.

Section 7. Hardship Provision

        7.1    Unforeseeable Emergencies.    Neither the Participant nor his or her Beneficiary is eligible to withdraw amounts credited to a Deferral Account prior to the time specified in Section 6.    However, such credited amounts may be subject to early withdrawal if an unforeseeable emergency occurs that is caused by an event beyond the Participant's or Beneficiary's control and would result in severe financial hardship to the individual if early withdrawal is not permitted. A severe financial hardship exists only when all other reasonably available financial resources have been exhausted. The Committee shall have sole discretion to determine whether to approve any hardship withdrawal, which amount will be limited to the amount necessary to meet the emergency.    The Committee's decision will be final and binding on all interested parties.

        7.2    Waiting Period.    If the Committee approves a hardship withdrawal, the Participant (1) may not defer Base Pay, as specified in Section 3, for the remainder of the calendar year within which the withdrawal is received, or for the next succeeding calendar year, and (2) may not defer Bonuses, as specified in Section 3, for the remainder of the fiscal year in which the hardship withdrawal is received, or for the next succeeding fiscal year.

Section 8. Other Access to Deferral Accounts.

        8.1    Unanticipated Needs.    Neither the Participant nor his or her Beneficiary is eligible to withdraw amounts credited to a Deferral Account prior to the time specified in Section 6. However, such credited amounts may be subject to early withdrawal if an unanticipated need for funds occurs, other than a need specified in Section 7; provided that the Participant permanently forfeits ten (10) percent of the amount to be withdrawn. Additionally, withdrawals based on an unanticipated need for funds may be made no more than once each calendar year and the amount to be withdrawn must be at least $12,000.

        8.2    Waiting Period.    If the Participant withdraws amounts credited to a Deferral Account under this section, he or she (1) may not defer Base Pay, as specified in Section 3, for the remainder of the calendar year within which the withdrawal is received, or for the next succeeding calendar year, and

(2) may not defer Bonuses, as specified in Section 3, for the remainder of the fiscal year in which the hardship withdrawal is received, or for the next succeeding fiscal year.

Section 9. Designation of Beneficiary

        The Participant shall, by written notice to the Company, (1) at the time of the first election designate a Beneficiary hereunder, and (2) shall have the right thereafter to change any Beneficiary previously designated by the Participant. In the case of a Participant's death, payment due under this Plan shall be made to the designated Beneficiary or, in the absence of such designation, by will or the laws of descent and distribution in the state of residence of the Participant.

Section 10. Change in Control

        10.1    Discretion to Accelerate.    In the event of a proposed change in control of the Company, as defined below, the Committee shall have complete authority and discretion, but no obligation, to accelerate payments of both terminated and active Participants.

        10.2    Proposed Change in Control.    A "proposed change in control" shall mean (1) a tender offer by any person or entity, other than the Company or a Company subsidiary, to acquire securities representing 40 percent or more of the voting power of the Company or (2) the submission to the Company's shareholders for approval of a transaction involving the sale of all or substantially all of the assets of the Company or a merger of the Company with or into another corporation.

        10.3    Request for Negotiation.    The Committee may also ask the Board of Directors to negotiate, as part of any agreement involving the sale or merger of the Company, or a sale of substantially all of the Company's assets or a similar transaction, terms providing for protection of Participants and their interests in the Plan.

Section 11. Limitation on Assignments

        Benefits under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishments by creditors of the Participant or the Participant's Beneficiary and any attempt to do so shall be void.

Section 12. Administration

        12.1    Administration by Committee.    The Plan shall be administered by the Committee. No member of the Committee shall become a Participant of the Plan. The Committee shall have the sole authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan and to make any other determinations that it believes necessary or advisable for the administration of the Plan. Decisions and determination by the Committee shall be final and binding upon all parties, including shareholders, Participants, Beneficiaries and other employees. The Committee may delegate its administrative responsibilities as it deems appropriate.

        12.2    Books and Records.    Books and records maintained for the purpose of the Plan shall be maintained by the officers and employees of the Company at its expense and subject to supervision and control of the Committee.

Section 13. No Funding Obligation

        The Company is under no obligation to transfer amounts credited to the Participant's Deferral Account to any trust or escrow account, and the Company is under no obligation to secure any amount credited to a Participant's Deferral Account by any specific assets of the Company or any other asset in which the Company has an interest. This Plan shall not be construed to require the Company to fund any of the benefits provided hereunder nor to establish a trust for such purpose The Company may make such arrangements as it desires to provide for the payment of benefits, including, but not limited to, the establishment of a rabbi trust or such other equivalent arrangements as the Company may decide. No such arrangement shall cause the Plan to be a funded plan within the meaning of Title I of ERISA, nor shall any such arrangement change the nature of the obligation of the Company nor the rights of the Participants under the Plan as provided in this document. Neither the Participant nor his or her estate shall have any rights against the Company with respect to any portion of the Deferral Account except as a general unsecured creditor. No Participant has an interest in his or her Deferral Account until the Participant actually receives the deferred payment.

Section 14. Amendment and Termination of the Plan.

        The Company, by action of the Committee, in its sole discretion may suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that amounts already allocated to the Deferral Accounts will continue to be owed to the Participants or Beneficiaries and will continue to accrue Earnings and continue to be a liability of the Company. Any amendment or termination of the Plan will not affect the entitlement of any Participant or the Beneficiary of a Participant who terminates employment before the amendment or termination. All benefits to which any Participant or Beneficiary may be entitled shall be determined under the Plan as in effect at the time the Participant terminates employment and shall not be affected by any subsequent change in the provisions of the Plan; provided, that the Company reserves the right to change the basis of return on investment of the Deferral Account with respect to any Participant or Beneficiary. Participants or Beneficiaries will be given notice prior to the discontinuance of the Plan or reduction of any benefits provided by the Plan.

Section 15. Tax Withholding.

        If the Company concludes that Tax is owing with respect to any deferral of income or payment hereunder, the Company shall withhold such amounts from any payments due the Participant, or otherwise make appropriate arrangements with the Participant or his or her Beneficiary for satisfaction of such obligation.

Section 16. Choice of Law.

        This Plan, and all rights under this Plan, shall be interpreted and construed in accordance with ERISA and, to the extent not preempted, the law of the State of Delaware, unless otherwise stated in the Plan.

Section 17. Notice.

        Any written notice to the Company required by any of the provisions of this Plan shall be addressed to the chief personnel officer of the Company or his or her delegate and shall become effective when it is received.

Section 18. No Employment Rights.

        Nothing in the Plan, nor any action of the Company pursuant to the Plan, shall be deemed to give any person any right to remain in the employ of the Company or affect the right of the Company to terminate a person's employment at any time, with or without cause.

Section 19. Rollovers from other Plans.

        19.1    Discretion to Accept.    The Committee shall have complete authority and discretion, but no obligation, to allow the Plan to create Deferral Accounts for Rollover Participants and credit such accounts with amounts to reflect the Rollover Participant's deferral account in a Rollover Plan. The amounts credited to such Deferral Accounts are fully subject to the provisions of this Plan. Reference in the Plan to such a crediting as a "rollover" or "transfer" of assets from a Rollover Plan is nominal in nature, and confers no additional rights upon a Rollover Participant other than those specifically set forth in the Plan.

        19.2    Status of Rollover Participants.    A Rollover Participant and his or her Beneficiary are fully subject to the provisions of this Plan, except as otherwise expressly set forth herein. A Rollover Participant who is not already a Participant in the Plan and is not otherwise eligible to participate in the Plan at the time of rollover, shall not be entitled to make any additional deferrals under the Plan unless and until he or she has becomes an Eligible Employee under the terms of the Plan.

        19.3    Payment to Rollover Participants.    If at the time of rollover or transfer, payments from a Rollover Participant's account in a Rollover Plan have already commenced from a Rollover Plan, he or she shall continue to receive such payments in accordance with the form and timing of payment provisions of such plan. If a Rollover Participant is not yet eligible to receive payments from the Rollover Plan at the time of the rollover or transfer, he or she is bound by the payout provisions of this Plan.

Section 20. Code Section 162(m).

        With respect to Covered Employees, this Plan is designed to satisfy the special requirements for performance-based compensation set forth in Section 162(m)(4)(C) of the Code, and the Plan shall be so construed. Furthermore, if a provision of the Plan as it relates to a Covered Officer causes a deferral or payment to fail to satisfy these special requirements, the Plan shall be deemed amended to satisfy the requirements to the extent permitted by law and subject to Committee approval.

Section 21. Definitions.

        21.1    Base Pay    means the annual base rate of cash compensation for employees on the U.S. payroll of the Company, excluding commissions, overtime pay, bonuses or Bonuses, shift differential, payments under the Hewlett-Packard Company Employee Benefits Organization Income Protection Plan and the Hewlett-Packard Company Supplemental Income Protection Plan, or any other additional compensation.

        21.2    Beneficiary    means the person or persons designated by a Participant under Section 9 to receive any amounts payable under the Plan in the event of the Participant's death.

        21.3    Bonus    refers to an H1 Bonus, an H2 Bonus and/or the Deferred Cash Bonus.

        21.4    Code    means the Internal Revenue Code of 1986, as amended from time to time.

        21.5    Committee    means the Compensation Committee of the Board of Directors of the Company, as constituted in accordance with the provisions of the PFR Plan, or its delegate.

        21.6    Company    means Hewlett-Packard Company, a Delaware corporation, and any business entity within the Hewlett-Packard Company consolidated group.

        21.7    Company Performance Bonus Plan    and CPB Plan refer to the Company's Company Performance Bonus Plan, effective November 1, 2000, as amended from time to time.

        21.8    Covered Officer    shall have the same meaning as set forth in the PFR Plan.

        21.9    Deferral Account    means the account balance of a Participant in the Plan created from Deferred Amounts or from a credit to a Participant's account from a Rollover Plan, and the Earnings thereon prior to payout to the Participant.

        21.10    Deferred Amount    means the amount the Participant elects to have deferred from Base Pay and/or a Bonus, pursuant to Section 3.

        21.11    Earnings    refers to the deemed return on investment (or charge on investment loss) allocated to the Participant's Deferral Account, based on the return of the Fund.

        21.12    Eligible Employee    means an individual who is an active (i.e., not on paid or unpaid leave) employee on the U.S. payroll of the Company on the first day of October preceding the fiscal and calendar years within which deferrals are to be made, who has Base Pay at such time equal to or in excess of the sum of (1) the amount defined in Code section 401(a)(17), which is in effect on January 1 of the calendar year to which the deferral election pertains, as adjusted by the Secretary of the Treasury under Code section 415(d), plus (2) $6,000.

        21.13    ERISA    means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        21.14    Fund means-

            21.14.1    With respect to Earnings credited to deferrals of Base Pay or Bonuses, those funds representing the investment returns of the hypothetical investment choices designated by the Committee from time to time, in accordance with the provisions of Section 5;

            21.14.2    With respect to Earnings credited to the Deferral Account of a Covered Officer, the term Fund shall specifically refer to the Vanguard Institutional Index Fund, or such other fund as permitted in accordance with Section 5; and

            21.14.3    With respect to an OER Deferral, the term Fund shall specifically refer to a fund the investments of which are comprised of a mix of debt and equity, as chosen in the sole discretion of the Committee, and as subject to the forfeiture provisions of Section 4.2.

        21.15    H1 Bonus    means a Bonus arising from the Performance Period described by the first half of the Company's fiscal year (November 1 through April 30), as defined in the PFR Plans and the CPB Plan. The term "H1 Bonus" also relates to any other bonus payable to a Participant on the same cycle as the PFR Plans and CPB Plan—i.e., with a Performance Period defined by the first half of the Company's fiscal year (November 1 through April 30).

        21.16    H2 Bonus    means a Bonus arising from the Performance Period described by the second half of the Company's fiscal year (May 1 through October 31), as defined in the PFR Plans and the CPB Plan. The term "H2 Bonus" also relates to any other bonus payable to a Participant on the same cycle as the PFR Plans and CPB Plan—i.e., with a Performance Period defined by the second half of the Company's fiscal year (May 1 through October 31).

        21.17    OER Deferral    means that portion of a Participant's Deferral Account comprised of amounts deferred and credited to the account arising from the termination of the Hewlett-Packard Company Officers Early Retirement Plan, as restated effective October 31, 1999, including any earnings thereon.

        21.18    Participant,    unless preceded by "PFR" in which case the term indicates a participant in a PFR Plan, means any individual who has benefits in a Deferral Account under the Plan or who is receiving or entitled to receive benefits under the Plan. The term Participant also refers to a Rollover Participant, except where expressly provided otherwise.

        21.19    Pay for Results Plan(s) or "PFR" Plan(s)    refers to both the Hewlett-Packard Company Executive Pay-for-Results Plan, amended and restated effective November 1, 2000, as amended from time to time (also referred to the "Executive PFR Plan"), and the Hewlett-Packard Company Pay-for-Results Short-Term Bonus Plan, effective November 1, 2000, as amended from time to time.

        21.20    Payout Commencement Date    means the date on which the payout to a Participant of amounts credited to his or her Deferral Account first commence.

        21.21    Performance Measure    shall have the same meaning as set forth in the PFR Plans.

        21.22    Performance Period    shall have the same meaning as set forth in the PFR Plans.

        21.23    Plan    means, unless preceded by (i) "PFR" in which case the term refers to the PFR Plans, (ii) "CPB" or "Company Performance Bonus" in which case the term refers to the CPB Plan, or

(iii) "Rollover" in which case the term refers to a Rollover Plan, the Hewlett-Packard Company Executive Deferred Compensation Plan, as adopted effective January 1, 1994, as amended and restated from time to time.

        21.24    Deferred Cash Bonus    means the deferred cash bonus, which is a bonus arising from, and as defined in, the Merger Transition Deferred Cash Agreement entered into by and between the Eligible Employee and the Company in connection with the merger of the Company and Compaq Computer Corporation.

        21.25    Retirement Date    means the date on which a Participant has completed at least 15 years of service, as defined in the Retirement Plan, and has attained age 55. For this purpose, the Committee may, in its discretion, permit the years of service of a Rollover Participant to include the years of service with the employer for which a Rollover Participant worked immediately preceding employment with the Company.

        21.26    Retirement Plan    means the Hewlett-Packard Company Retirement Plan, as amended from time to time.

        21.27    Rollover Participant    means an individual with a Deferral Account in the Plan transferred from a Rollover Plan in accordance with the provisions of Section 19. The term Rollover Participant may also refer to an individual who has previously been a Participant in the Plan, or an existing Participant at the time of transfer.

        21.28    Rollover Plan    means either-

            21.28.1    The nonqualified deferred compensation plan of a business entity acquired by the Company through acquisition of a majority of the voting interest in, or substantially all of the assets of, such entity; or,

            21.28.2    Any plan or program of the Company, or any employing business entity within the Hewlett-Packard Company consolidated group, including but not limited to the Hewlett-Packard Company Officers Early Retirement Plan, pursuant to the termination of which a Deferral Account is created or added to for a Participant or Rollover Participant.

        21.29    Tax or (Taxes)    means any federal, state, local, or any other governmental income tax, employment or payroll tax, excise tax, or any other tax or assessment owing with respect to amounts deferred, any Earnings thereon, and any payments made to Participants under the Plan.

        21.30    Termination Date    means the date on which the Participant ceases to be an employee of the Company.

        21.31    Termination Year    means the calendar year within which a Participant's Termination Date falls.

Section 22. Execution

        IN WITNESS WHEREOF, the Company has caused this Plan to be duly amended and restated by the undersigned this            day of                        , 2001, effective November 1, 2001.

Hewlett-Packard Company

By:
Philip M. Condit Chair, Compensation Committee

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  EXHIBIT 10(i)